PATRICK D. O'MEARA
                              22034 HYDE PARK DRIVE
                                ASHBURN, VA 20147


December 1, 2000



Board of Directors
FullComm Technologies, Inc.
110 West Franklin Avenue
Pennington, NJ 08534

VIA FACSIMILE

Re:  Resignation as Director of FullComm Technologies, Inc. (the Company)

Gentlemen:

By this letter, and in accordance with Article III, Section 2 of the Company Bylaws, I hereby tender my resignation as Director of FullComm Technologies, Inc. My resignation will take effect immediately.

Very truly yours,


/s/ Patrick D. O'Meara
---------------------------
Patrick D. O'Meara